Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S 8 (No. 333-151883, No. 333-143673, No. 333-116436, No. 333-56741, No. 333-39946, No. 333-91408 and No. 333-106390) of UFP Technologies, Inc. of our report dated March 18, 2009 relating to the 2008 financial statements and financial statement schedule, which appears in this Form 10 K.

/s/ CCR LLP
Westborough, Massachusetts
March 26, 2009